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                                                                  Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
CIBER, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320-3, 33-87978, 33-88046, 33-88048, 33-88050, 333-15091,
333-25543 and 333-25545) and Form S-4 (No. 33-02740) of CIBER, Inc. of our
report dated August 1, 1997, except as to Note 13(b), which is as of August 21, 1997, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 Annual Report on Form 10-K of CIBER, Inc.




                                             KPMG PEAT MARWICK LLP


Denver, Colorado
September 18, 1997